UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 31, 2022

W. P. Carey Inc.

(Exact Name of Registrant as Specified in its Charter)

Maryland
(State or Other Jurisdiction of Incorporation)

001-13779	45-4549771
(Commission File Number)	(IRS Employer Identification No.)

One Manhattan West, 395 9th Avenue, 58th Floor New York, New York	10001
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 492-1100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock	WPC	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. - Entry into a Material Definitive Agreement.

On August 31, 2022, W. P. Carey Inc. (the “Company”) entered into a note purchase agreement (the “Purchase Agreement”), with the noteholders named therein. The Purchase Agreement provides for the future private placement of €150 million of senior unsecured notes, maturing September 28, 2029, with a fixed annual interest rate of 3.41%, and €200 million of senior unsecured notes, maturing September 28, 2032, with a fixed annual interest rate of 3.70%. The notes are expected to be issued on or around September 28, 2022, subject to conditions.

Interest on the notes will be payable semiannually. The Company will be permitted to prepay at any time all, or from time to time any part of, the outstanding notes, in an amount not less than 5% of the aggregate principal amount of the notes then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, and the Make-Whole Amount (as defined in the Purchase Agreement) determined for the prepayment date with respect to such principal amount.

The Purchase Agreement contains a number of financial covenants, including a financial covenant that requires the Company to maintain a minimum fixed charge coverage ratio of not less than 1.50:1.00. Subject to the terms of the Purchase Agreement and the notes, upon certain events of default, including, but not limited to, (i) a default in the payment of any principal, Make-Whole Amount, as discussed above, swap breakage loss payable on any swapped note, or interest under the notes, and (ii) a default in the payment of certain other indebtedness, the principal and accrued and unpaid interest and the Make-Whole Amount on the outstanding notes will become due and payable at the option of the holders.

The Company intends to use the net proceeds from the issuance of the notes to refinance existing indebtedness and to fund potential acquisitions, developments and investment opportunities, and for general corporate purposes. The notes have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. The Company offered and sold the notes in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act.

The foregoing description of the Purchase Agreement and the notes does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement (including the form of note), attached hereto as Exhibit 10.1.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this report is incorporated herein by reference.

Item 8.01	Other Events.

On September 1, 2022, W. P. Carey issued a press release announcing its signing of the Purchase Agreement. The full text of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
99.1	Press Release
10.1	Note Purchase Agreement, dated as of August 31, 2022
104	Cover Page Interactive Date File (embedded within XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

W. P. Carey Inc.

Date: September 1, 2022	By:	/s/ ToniAnn Sanzone
ToniAnn Sanzone
Chief Financial Officer